Exhibit 10.35

[EKAE Letterhead]

December 13, 2006

UBE Services

Attention: Ron Hansen, President

2868 North Ridge Road

Wichita, KS  67205-1039

RE:                            TERMINATION OF MANAGEMENT AGREEMENT BETWEEN EAST KANSAS AGRI-ENERGY, LLC AND UBE SERVICES, LLC (SUCCESSOR TO UNITED BIO ENERGY MANAGEMENT, LLC)

Dear Mr. Hansen:

This letter agreement is sent to confirm our conversations of December 12, 2006 in which we agreed upon the essential terms for the termination of that certain Management Agreement dated as of November 12, 2004 (the “Management Agreement”) between East Kansas Agri-Energy, LLC (“EKAE”) and UBE Services, LLC, successor to United Bio Energy Management, LLC (“UBE Services”) ahead of its scheduled termination date.

EKAE and UBE Services now agree to terminate the Management Agreement on the following terms:

•                  Termination of Management Agreement.  Notwithstanding any other provision in the Management Agreement, the Management Agreement shall terminate in its entirety as of December 31, 2006 (the “Termination Date”) and the provisions of the Management Agreement will be of no further force and effect other than the provisions of Paragraph 14 (Proprietary Information) of the Management Agreement.  Accordingly, as of the Termination Date both parties are released from all any and all further obligations under the Management Agreement except for those certain provisions of Paragraph 14 of the Management Agreement.

•                  Amounts Due under Management Agreement.  Notwithstanding any provision contained herein to the contrary, EKAE shall pay all Management Fees and Incentive Bonuses due to UBE Services under Paragraphs 8 and 9 of the Management Agreement for services rendered to EKAE pursuant to the Management Agreement through the Termination Date.

•                  Mutual Release.  Except as specifically provided herein, upon the Termination Date each party irrevocably releases the other party and its affiliates and representatives, in full, from any and all claims, losses, expenses, and damages, of any kind or nature, now known or hereafter arising in contract, tort or otherwise, as to or under the Management Agreement.

Hansen, Page 2

March 29, 2007

•                  Participation in the UBE Plant Manager and Group Buying Programs.  Commencing as of the Termination Date and continuing for a term of one (1) year, the plant manager employed by EKAE shall have to right to participate in the UBE Plant Manager Program and EKAE shall have the right to participate in the UBE Group Buying Program.   In exchange for this right to participate in the UBE Plant Manager and Group Buying Programs, EKAE shall pay $10,000 per month to UBE Services for twelve (12) months following the Termination Date.  The first monthly installment shall be due and payable on January 1, 2007 and each successive monthly installment shall be due and payable on the same day of each month thereafter during such twelve (12) month period.  The terms of EKAE’s continued involvement in the UBE Plant Manager and Group Buying Programs after expiration of the initial one (1) year term shall be subject to renegotiation and such renegotiation shall occur during the ninety (90) days prior to the expiration of the then current term.

•                  Definitions/Contract Terms.  All capitalized terms used in this Agreement which are not defined in this Agreement shall have the meaning given to such terms in the Management Agreement.

•                  Scope of Agreement.  The parties expressly acknowledge and agree that this Agreement shall not effect those certain separate service agreements between EKAE and certain affiliates of UBE Services (i.e., United Bio Energy Trading, LLC, United Bio Energy Ingredients, LLC, and Provista Renewable Fuels Marketing, LLC, formerly known as United Bio Energy Fuels, LLC).

•                  Miscellaneous.  This letter agreement is binding upon and benefits the parties and their successors and assigns.  It represents the entire understanding and agreement between the parties with respect to the subject matter hereof and will not be modified except in a writing signed by both parties.  If any provision is invalid or unenforceable, the remaining provisions will not be affected.  No omission or delay by a party in enforcing its rights shall constitute a waiver.  This letter agreement may be executed in counterparts, and shall be jointly and severally enforceable against each signatory upon execution.

If you agree that this letter accurately sets forth the terms of the termination of the Management Agreement, please countersign sign both enclosed originals and return one executed original to me in the enclosed envelope.  You may retain the other original for your files.  Thank you.

Sincerely,

/s/ William R. Pracht

William R. Pracht
Chairman, President and CEO
East Kansas Agri-Energy, LLC

Hansen, Page 2

March 29, 2007

AGREED TO AND ACCEPTED:

UBE Services, LLC (Successor to United Bio Energy Management, LLC)

/s/ UBE Services, LLC

By: /s/ illegible

Its: VP

Date: 1/3/07